Exhibit 99.1
NEWS RELEASE
ANCHOR BANCORP COMPLETES STOCK CONVERSION AND
RAISES $25.5 MILLION OF NEW CAPITAL

January 25, 2011 – Lacey, WA – Anchor Bancorp, the holding company for Anchor Bank, today announced that Anchor Bank has completed its mutual to stock conversion.   In connection with the conversion, Anchor Bancorp issued 2,550,000 shares of common stock for an aggregate of $25,500,000 in total offering proceeds.  The common stock will begin trading on Wednesday, January 26, 2011 on the NASDAQ Global Market under the symbol “ANCB.”

Anchor Bancorp’s common stock was sold in subscription, community and syndicated community offerings at a price of $10.00 per share.   Keefe Bruyette & Woods, Inc. acted as selling agent and sole-book running manager for the offerings.

President and Chief Executive Officer Jerald L. Shaw stated,  “We are very pleased with the successful completion of our mutual to stock conversion.  We appreciate the efforts of those involved and look forward to continuing our service to our customers, community and new shareholders as a public company. ”

Breyer & Associates PC served as legal counsel to Anchor Bancorp.  Elias, Matz, Tiernan & Herrick L.L.P. served as legal counsel to Keefe Bruyette & Woods, Inc.

This press release contains certain forward-looking statements about the conversion.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond our control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Anchor Bancorp’s prospectus, dated November 12, 2010, describes some of these factors, including risk elements related to increased regulatory scrutiny and certain business limitations in connection with the Order to Cease and Desist, the level of nonperforming assets, certain risk elements in the loan portfolio, the allowance for losses on loans, interest rate risk, earnings and profitability risks, and liquidity risks. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

A registration statement (including a prospectus) relating to the common stock has been filed with the United States Securities and Exchange Commission. This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

FOR MORE INFORMATION CONTACT:
ANCHOR BANCORP
JERALD L. SHAW, PRESIDENT AND CHIEF EXECUTIVE OFFICER
(360) 491-2250